Exhibit 10.48

PLBY GROUP, INC.
NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION
(Employees General Form)

PLBY Group, Inc. (the “Company”) hereby grants to Optionee an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The Option is subject to all of the terms and conditions in this Notice of Grant of Nonqualified Stock Option (this “Grant Notice”), in the Nonqualified Stock Option Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Optionee:	[____________________]
Type of Grant:	Nonqualified Option Right
Date of Grant:	[________________]
Number of Shares Subject to the Option:	[________]
Option Price (per share):	$[_______]
Vesting Start Date:	[Vesting Start Date]
Vesting Schedule:[1]	Subject to the conditions set forth in the Agreement, including but not limited to Optionee’s continuous Service until the applicable vesting date, the Option shall vest as follows: [insert vesting schedule].

[1] Vesting Schedule may be included in an appendix to a grant agreement accepted via an electronic platform.

PLBY GROUP, INC.

Nonqualified Stock Option Agreement

PLBY Group, Inc. (the “Company”) has granted, pursuant to the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Optionee named in the Notice of Grant of Nonqualified Stock Option (the “Grant Notice”) to which this Nonqualified Stock Option Agreement is attached (together with the Grant Notice, this “Agreement”) an Option Right (the “Option”) to purchase shares of Common Stock as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan. As used in this Agreement:

a.“Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in the individual employment agreement in effect as of the Date of Grant between Optionee and the Company or any Subsidiary (an “Employment Agreement”), if any, or, if Optionee does not then have an effective Employment Agreement (or such Employment Agreement does not define “Cause”), then “Cause” shall mean (i) the commission by Optionee of a felony or a fraud, (ii) conduct by Optionee that brings the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Optionee with respect to the Company or any of its Subsidiaries, (iv) Optionee’s abandonment of Optionee’s employment with the Company, (v) Optionee’s insubordination or failure to follow the directions of the Board or such other individual to whom Optionee reports, which is not cured (if curable) within three (3) days after written notice thereof to Optionee, (vi) Optionee’s breach of a material employment policy of the Company, which is not cured (if curable) within three (3) days after written notice thereof to Optionee, or (vii) any other breach by Optionee of this Agreement or any other agreement with the Company or any of its Subsidiaries which is material and which is not cured (if curable) within thirty (30) days after written notice thereof to Optionee.

b.“Disability” (or similar terms) shall mean shall mean “Disability” (or a term of substantively similar meaning) as defined in Optionee’s Employment Agreement, if any, or, if Optionee does not then have an effective Employment Agreement (or such Employment Agreement does not define “Disability”), then “Disability” shall mean that Optionee, because of accident, disability or physical or mental illness, is incapable of performing Optionee’s duties to the Company, as determined by the Board in its reasonable discretion. Notwithstanding the foregoing, Optionee shall be deemed to have become incapable of performing Optionee’s duties to the Company if Optionee is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

c.[“Good Reason” shall mean “Good Reason” as defined in Optionee’s Employment Agreement.]

d.“Service” shall mean the Optionee’s employment or service with the Company or a Subsidiary, whether as an employee, a Director, a consultant or similar individual who provides services to the Company or any Subsidiary that are equivalent to those typically performed by an employee (provided that such person satisfies the Form S-8 definition of “employee”). Unless otherwise provided by the Board, the Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service or a change in the Company or Subsidiary for which the Optionee renders Service, provided that there is no interruption or termination of the Optionee’s Service. Furthermore, the Optionee’s Service shall not be deemed to have been interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries or if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company.

2.Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Grant, an Option to purchase the number of shares of Common Stock set forth in the Grant Notice at the Option Price specified therein. The Option Price represents at least the Market Value per Share on the Date of Grant. The Option is intended to be a nonqualified stock option.

3.Vesting of Option.

a.Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Grant Notice if Optionee remains in continuous Service in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date of the Vesting Schedule, the “Vesting Period”). Any portion of the Option that does not become Vested shall be forfeited, including[, except as provided in Section 3(b) or Section 3(c) below], if Optionee ceases to be in continuous Service for any reason prior to the end of the Vesting Period.

b.[Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall Vest in full upon any termination of Optionee’s Service (i) by the Company without Cause or (ii) by Optionee for Good Reason. / Notwithstanding Section 3(a) above, 1/3 of the Option (to the extent the Option has not been forfeited) shall Vest in full upon any termination of Optionee’s Service (i) by the Company without Cause or (ii) by Optionee for Good

Reason, in any case, if such termination occurs within the first 12 months following [DATE] and the remaining portion of the Option shall be immediately forfeited.]

c.Notwithstanding Section 3(a) above, in the event of a Change in Control, the Option shall Vest in accordance with Section 5 below.

4.Right To Exercise; Termination of the Option. Any portion of the Option that becomes Vested in accordance with Section 3 shall remain exercisable until, and shall terminate on, the earliest of the following dates:

a.Three (3) months after any termination of Optionee’s Service, unless such termination of Optionee’s Service (i) is due to Optionee’s death or Disability as described in Section 4(b) or 4(c), (ii) is a result of a termination for Cause as described in Section 4(d), [or (iii) is a result of a termination by the Company without Cause or by Optionee for Good Reason as described in Section 4(e)];

b.One (1) year after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary [or serving on the Board];

c.One (1) year after the termination of Optionee’s Service with the Company or a Subsidiary due to Disability;

d.Immediately upon the termination of Optionee’s Service by the Company or any Subsidiary for Cause;

e.[One (1) year after any termination of Optionee’s Service by the Company without Cause or by Optionee for Good Reason / (or three (3) years after any termination of Optionee’s Service by the Company or its successor without Cause or by Optionee for Good Reason that occurs within [three months prior to or / 24 months following a Change in Control)]; or

f.Ten (10) years from the Date of Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the tenth anniversary of the Date of Grant.

5.Effect of Change in Control.

a.Notwithstanding Section 3(a) above, if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a Subsidiary [or serving on the Board], a Change in Control occurs, then the Option shall Vest in full (except to the extent that a Replacement Award is provided to Optionee in accordance with Section 5(b) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”)) immediately prior to (and contingent upon) the Change in Control. [If, after receiving a Replacement Award, Optionee’s Service is terminated by the Company without Cause or Optionee for Good Reason during the remaining vesting period for the Replacement Award and within [three months prior to or / 24 months following a Change in Control, the Replacement Award shall immediately vest in full.]

b.For purposes of this Agreement, a “Replacement Award” means an award (i) of an option to purchase publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (ii) that has a value at the time of grant or adjustment at least equal to the value of the Replaced Award, (iii) if Optionee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (iv) the other terms and conditions of which are not less favorable to Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of Optionee’s Service or Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made by the Board or the Committee, as constituted immediately before the Change in Control, in its sole discretion.

6.Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock. Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company of Common Stock owned by Optionee having a value at the time of exercise equal to the total Option Price, (c) subject to any conditions or limitations established by the Board or the Committee, by the withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Board or the Committee.

7.Restrictions on Transfer of the Option. Subject to Section 15 of the Plan, the Option is not transferable by Optionee other than by will or the laws of descent and distribution, and in no event shall the Option be transferred for value.

8.No Dividend Equivalents. Optionee shall not be entitled to dividends or dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

9.Adjustments. The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

10.Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or any other person under the Option, Optionee agrees that the Company or such Subsidiary will withhold any taxes or other amounts required to be withheld by the Company or such Subsidiary under federal, state, local or non-U.S. law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. In no event will the market value of Common Stock to be withheld pursuant to this Section 10 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes that could be required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Optionee with respect to any payment provided to Optionee hereunder, and Optionee shall be responsible for any taxes imposed on Optionee with respect to any such payment.

11.Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, Company or any of its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and its Subsidiaries may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Optionee understands that Data may be transferred to a stock plan service provider as may be designated by the Company from time to time, which would be assisting the Company with the implementation, administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee authorizes the Company, the stock plan service provider as may be designated by the Company from time to time, and its affiliates, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent is that the Company would not be able to grant Optionee options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

12.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

13.No Right to Future Awards or Employment. The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon Optionee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate Optionee’s employment or adjust the compensation of Optionee.

14.Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the Option without Optionee’s consent, and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

16.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.Relation to Plan. The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

18.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

19.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

21.Acknowledgement. Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

PLBY GROUP, INC.

By: ______________

Name:____________
Title: ____________
Date: ____________

Optionee Acknowledgment and Acceptance

By: ______________

Name: ___________
Date: ____________